Exhibit 99.1
American Cellular Obtains $250 Million Senior Credit Facility
OKLAHOMA CITY, Aug. 8, 2006 — American Cellular Corporation, a subsidiary of Dobson Communications Corporation (Nasdaq:DCEL), today announced that it had entered into a senior secured credit facility (“the credit facility”) that enables it to borrow up to $250 million from a group of lenders. Borrowings under the credit facility will bear interest at a rate per annum equal to LIBOR plus an initial 2.25% spread. The new senior secured credit facility consists of:
— A 5-year, $50.0 million senior secured revolving credit facility (“the revolving credit facility”);

— A 7-year, $100.0 million senior secured multiple draw term loan facility (“the multiple draw term loan facility”); and

— A 7-year, $100.0 million senior secured delayed draw term loan facility (“the delayed draw term loan facility”).
The credit facility is guaranteed by ACC Holdings, LLC, American Cellular’s direct parent, and by each of American Cellular’s direct domestic subsidiaries (other than Alton CellTel Co Partnership) and is secured by a first priority security interest in substantially all of the tangible and intangible assets of American Cellular, its direct domestic subsidiaries (other than Alton CellTel Co Partnership) and ACC Holdings, LLC, as well as by a pledge of American Cellular’s capital stock and the capital stock of its subsidiaries. American Cellular intends to use borrowings under the credit facility for general corporate purposes.
The multiple draw term loan facility is available as follows: (i) $50 million was drawn down at the closing of the credit agreement and (ii) the remaining $50 million may be drawn no later than September 30, 2006.
The delayed draw term loan facility may be drawn in as many as three draws prior to the first anniversary after the credit agreement closing.
Under specified terms and conditions, including covenant compliance, the amount available under the credit facility may be increased by an incremental facility so long as, after giving effect thereto, (i) American Cellular’s ratio of (a) consolidated secured debt to (b) EBITDA does not exceed 2.75 to 1.00; and (ii) American Cellular’s ratio of (a) consolidated debt to (b) EBITDA does not exceed 6.50 to 1.00.
Under the credit facility, there are mandatory scheduled principal or amortization payments of the term loan facilities and no reductions in commitments under the revolving credit facility. Each term loan facility will amortize in an amount equal to 0.25% per quarter, starting with the quarter ending December 31, 2006 and quarterly through June 30, 2013, with the balance due at maturity. The revolving credit facility is scheduled to mature in August 2011 and the term loan facilities are scheduled to mature in August 2013. However, if American Cellular has not refinanced or repaid its 10% Senior Notes by February 1, 2011, then the revolving credit facility and the term loan facilities will mature on February 1, 2011.
American Cellular is also required to make mandatory reductions of the credit facilities with the net cash proceeds received from certain issuances of debt and upon any material sale of assets by it and its subsidiaries, subject to an 18-month reinvestment provision.
Borrowings are subject to American Cellular’s satisfaction of various conditions at the time of borrowing. The credit agreement contains customary financial covenants and events of default.
About American Cellular Corporation
American Cellular Corporation is a rural and suburban provider of wireless communications services in the United States. American Cellular Corporation provides wireless telephone service in portions of Illinois, Kansas, Kentucky, Michigan, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, West Virginia and Wisconsin. American Cellular Corporation and ACC Holdings, LLC are owned by Dobson Communications (Nasdaq:DCEL).

CONTACT:	Dobson Communications Corporation
Richard Sewell, Treasurer
(405) 529-8674